UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 25, 2020

Motorola Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-7221	36-1115800
(Commission File Number)	(IRS Employer Identification No.)

500 W. Monroe Street Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 576-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value per Share	MSI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition

The information in this Form 8-K that is furnished under “Item 2.02. Results of Operations and Financial Condition” and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

On June 30, 2020, Motorola Solutions, Inc. (the “Company”) issued a press release announcing, among other things, that it was reaffirming its guidance for the quarter ended June 27, 2020, which was included in the Company’s first quarter 2020 earnings release furnished on Form 8-K on May 7, 2020. A copy of this press release is attached hereto as Exhibit 99.1.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2020, the Company announced that Gino A. Bonanotte, Executive Vice President and Chief Financial Officer, has decided to step down from his position as Chief Financial Officer, effective immediately, and will retire from the Company effective December 31, 2020. Mr. Bonanotte will remain employed by the Company as Executive Vice President from July 1, 2020 until his retirement on December 31, 2020 to ensure a smooth transition. There were no changes made to Mr. Bonanotte’s compensation as a result of his change in role and retirement.

Mr. Bonanotte’s decision to retire was made for personal reasons. There are no disagreements between the Company and Mr. Bonanotte on any matter relating to the Company’s accounting principles or practices, financial statement disclosures, ethics policy or otherwise.

In addition, as a result of the Company’s talent management and succession planning process, the Company is pleased to announce that on June 30, 2020, the Board of Directors of the Company appointed Jason J. Winkler, 46, the Company’s Senior Vice President, Finance, Products and Sales and Avigilon to succeed Mr. Bonanotte as Executive Vice President and Chief Financial Officer, effective July 1, 2020. A copy of the press release announcing the executive change is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Mr. Winkler joined the Company in 2001 and has held a number of global financial leadership positions, including: Senior Vice President, Finance, Products and Sales and Avigilon from September 2018 to June 2020; Corporate Vice President, Finance, Global Sales & Services from February 2016 to September 2018; and Vice President and Director, North America, Finance from January 2014 to February 2016.

There are no family relationships between Mr. Winkler and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Winkler’s appointment as Executive Vice President and Chief Financial Officer on July 1, 2020, the Compensation and Leadership Committee (the “Committee”) of the Board of Directors of the Company approved the following compensatory arrangements covering Mr. Winkler:

1. Mr. Winkler’s annualized base salary was increased to $550,000;

2. The establishment of Mr. Winkler’s target award under the Company’s cash-based pay-for-performance short term incentive plan (the “short term incentive plan”) with a target payout at 95% beginning on July 1, 2020 of his Eligible Earnings (as defined under the short term incentive plan);

3. That Mr. Winkler’s target award for the portion of the performance period for the (i) 2018-2020 cycle under the Long Range Incentive Plan (“LRIP”) beginning on July 1, 2020 and ending December 31, 2020, be increased to 95% of his base pay rate on January 1, 2018, (ii) 2019-2021 cycle under the LRIP beginning on July 1, 2020 and ending December 31, 2021, be increased to 95% of his base pay rate on January 1, 2019, and (iii) 2020-2022 cycle under the LRIP beginning on July 1, 2020 and ending December 31, 2022, be increased to 95% of his base pay rate on January 1, 2020.

4. A grant of $250,000 in value of restricted stock units (the “RSUs”) under the Company’s Omnibus Incentive Plan of 2015 (the “Omnibus Plan”), on July 1, 2020, calculated based on the closing price for a share of the Company’s common stock on July 1, 2020, which RSUs will vest in three equal annual installments on July 1, 2021, July 1, 2022 and July 1, 2023, subject to his continued employment;

5. A grant of $250,000 in grant date value of non-qualified stock options (the “Options”) under the Omnibus Plan to acquire of shares of the Company’s common stock on July 1, 2020. The exercise price for the Options will be the closing price for a share of the Company’s common stock on July 1, 2020. The expiration date of the Options, subject to certain conditions, is July 1, 2030. The Options will vest in three equal annual installments on July 1, 2021, July 1, 2022 and July 1, 2023, subject to his continued employment; and

6. Mr. Winkler will be eligible to participate in all of the Company’s compensatory and benefit plans and arrangements available to its most senior executive officers.

In addition, in connection with Mr. Bonanotte’s retirement on December 31, 2020, the Committee approved giving Mr. Bonanotte three additional months of service credit with the Company for the purpose of calculating the pro-rata amounts under existing awards.

Item 9.01.	Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description

99.1	Press Release by Motorola Solutions, Inc. dated June 30, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTOROLA SOLUTIONS, INC. (Registrant)

Dated: June 30, 2020	By:	/s/ Mark S. Hacker
	Name:	Mark S. Hacker
Executive Vice President, General Counsel and Chief Administrative Officer